Exhibit 10.1

BOARD OF DIRECTORS AGREEMENT SYSOREX, INC.,

a Nevada corporation

This Board of Directors Agreement (“Agreement”), dated as of September 3, 2021 (the “Effective Date”), is entered by and between Sysorex, Inc., a Nevada corporation (the “Company”), having a principal place of business at 13880 Dulles Corner Lane, STE 175, Herndon, VA 20171, and William Stilley (“Director”), an individual resident of Virginia, with a principal address provided to the Company in writing contemporaneously with the execution of this Agreement.

BACKGROUND

The Company desires to have the benefit of Director’s knowledge and experience, and Director desires to provide services to the Company as provided in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the promises set forth in this Agreement, Company and Director hereby agree as follows:

1.	Term. This Agreement shall commence on the Effective Date and shall continue thereafter until its termination on the earlier of the date of the next annual stockholders meeting, if not re-elected on such meeting, and the earliest of the following to occur: (a) the death of the Director; (b) the termination of the Director from Director’s membership on the Board of directors of the Company (the “Board”) by the mutual agreement of the Company and the Director; (c) the removal of the Director from the Board by the majority stockholders of the Company; and (d) the resignation by the Director from the Board.

2.	Position and Responsibilities.

(a)    Position. Company hereby retains Director to serve as an independent non- employee member of the Board qualified to serve on an audit committee of the Company, as well as the Chairperson of the Audit Committee of the Board. Director shall perform such duties and responsibilities as are normally related to such position in accordance with Company’s bylaws, as amended, and applicable law (the “Services”), and Director hereby agrees to use Director’s diligent efforts to provide the Services. Director shall not allow any other person or entity to perform any of the Services for or instead of Director. Director shall comply with the statutes, rules, regulations, and orders of any governmental or quasi-governmental authority, which are applicable to the performance of the Services, including, not limited to, the applicable securities laws and the laws of the State of Nevada, and Company’s rules, regulations, and practices as they may from time-to-time be adopted or modified.

(b)    Other Activities. Director may be employed by another company, may serve on other boards of directors or advisory boards, and may engage in any other activity (whether or not pursued for pecuniary advantage), as long as such outside activities do not violate Director’s obligations under this Agreement, Director’s fiduciary obligations to the shareholders, or Director’s status as an independent director under applicable law and under the rules of applicable exchange. Except as disclosed in writing by Director to the Company, Director represents that, to the best of Director’s knowledge, Director has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, and Director agrees to use Director’s diligent efforts to avoid or minimize any such conflict and agrees not to enter into any agreement or obligation that could create such a conflict, without the approval of a majority of the Board of Directors. If, at any time, Director is required to make any disclosure or take any action that may conflict with any of the provisions of this Agreement, Director will promptly notify the Chief Executive Officer or the Board of Directors of such obligation, prior to making such disclosure or taking such action. Notwithstanding the same, the Director will provide the Company with prior written notice of any future commitments to any activities of Director and use diligent efforts to coordinate Director’s respective commitments so as to fulfill the obligations to the Company and, in any event, will fulfill Director’s legal obligations as a Director.

(c)    No Conflict. Director is not currently engaging in any activity that creates an actual conflict of interest with Company, regardless of whether such activity is prohibited by Company’s conflict of interest guidelines or this Agreement, and Director agrees to notify the Board before engaging in any activity that creates a potential conflict of interest with Company. In the event Director engages in any activity that creates an actual conflict of interest with Company without the prior written consent of the Board, this Agreement and any obligations of the Company in connection therewith shall be terminated as of the date of such violation.

(d)    Lock-Up. Director agrees that during the term of this Agreement Director is obligated to subject any securities of the Company to any “lock-up” agreement required to be signed by the Company’s officers and directors in connection with any financing following the Effective Date, if such financing is approved by the Board.

3.	Compensation and Benefits.

(a)    Director’s Stock Grant. The Company shall grant Director equity compensation in the form of 50,000 shares of the Company’s restricted common stock within five (5) business days of the Effective Date of this Agreement for Director’s first, one (1) year of service as a Director.

(b)    Director Cash Fee. Director shall be entitled to a quarterly cash payment of $20,000, which shall accrue at the end of each calendar quarter beginning in the third (3rd) quarter of 2021, and each subsequent quarter during the term of this Agreement, contingent on the Director’s continuing to provide the Services as of each such date, and shall be prorated based on the Director’s start-date.

(c)    Expenses. The Company shall reimburse Director for all reasonable business expenses incurred in the performance of Director’s duties hereunder in accordance with Company’s expense reimbursement guidelines. Without limitation and barring prior written authorization for additional expenses, such reimbursement shall include the cost of airfare and hotel up to one thousand dollars ($1,000) in the aggregate for any Board meeting wherein the Company specifically requests that Director shall attend such meeting in person.

(d)    Records. Director shall have access to books and records of Company, as necessary to enable Director to fulfill Director’s obligations as a Director of Company as required by applicable law. Director shall give Company reasonable notice for any inspection of books and records that Director requests.

(e)    Insurance. The Company shall at all times during the term of this Agreement maintain industry standard directors’ and officers’ (D&O) liability insurance from a reputable insurance company which shall cover all members of the Board.

4.	Termination.

(a)    Right to Terminate. At any time, Director may be removed as a director as provided in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. At any time, Director may resign as a director as provided in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law. Notwithstanding anything to the contrary contained in or arising from this Agreement or any statements, policies, or practices of Company, neither Director nor Company shall be required to provide any advance notice or any reason or cause for termination of Director, except as provided in Company’s Certificate of Incorporation, as amended, bylaws, as amended, and applicable law.

(b)    Effect of Termination as Director. Upon termination of Director’s status as a Director, this Agreement shall terminate. Company shall pay to Director all compensation and benefits to which Director is entitled up through the date of termination.

5.	Termination Obligations.

(a)    Director agrees that all property, including, without limitation, all equipment, tangible proprietary information, documents, records, notes, contracts, and computer-generated materials provided to or prepared by Director incident to Director’s services belong to Company and shall be promptly returned at the request of Company, except that one copy of such documents may be retained by Director solely for archival purposes.

(b)    Director agrees that following any termination of this Agreement, Director shall Cooperate with Company in the winding up or transferring to other directors of any pending work and shall also Cooperate with Company (to the extent allowed by law, and at Company’s expense) in the defense of any action brought by any third party against Company that relates to the Services.

(c)    The Company and Director agree that their obligations under this Section, as well as Sections 4(b), 5 through 20 shall survive the termination of this Agreement.

6.	Nondisclosure Obligations. Director shall maintain in confidence and shall not, directly or indirectly, disclose or use, either during or after the term of this Agreement, any Proprietary Information (as defined below), confidential information, or trade secrets belonging to Company, whether or not it is in written or permanent form, except to the extent necessary to perform the Services, as required by a lawful government order or subpoena, or as authorized in writing by Company. These nondisclosure obligations also apply to Proprietary Information belonging to customers and suppliers of Company, and other third parties, learned by Director as a result of performing the Services. “Proprietary Information” means all information pertaining in any manner to the business of Company, unless (i) the information is or becomes publicly known through lawful means; (ii) the information was part of Director’s general knowledge prior to Director’s relationship with Company; or (iii) the information is disclosed to Director without restriction by a third party who rightfully possesses the information and did not learn of it from Company.

7.	Non-Disparagement. Director agrees Director shall not knowingly disparage Company, its subsidiaries or its officers, directors, employees or agents in any manner that could be harmful to it or them or its or their business, business reputation or personal reputation. Company agrees it shall instruct its officers, directors, employees, and agents not to knowingly disparage Director in any manner that could be harmful to Director’s business or personal reputation. This paragraph will not be violated by statements from either party that are truthful, complete, and made in good faith in required response to a legal right, legal process, or governmental inquiry. Nothing in this Agreement is intended to limit in any way Director’s right or ability to file a claim with the Securities and Exchange Commission (the “SEC”) or comparable state or local agencies. These agencies have the authority to carry out their statutory duties by investigating a claim, issuing a determination, filing a lawsuit in federal or state court in their own name, or taking any other action authorized under these statutes. Director retains the right to participate in any such action. Director retains the right to communicate with the SEC and comparable state or local agencies and such communication can be initiated by Director or in response to the government and is not limited by any non-disparagement obligation under this Agreement.

8.	Dispute Resolution. Arbitration is the only and exclusive remedy to the parties for any dispute arising from this agreement. The Parties hereby expressly waive the right to any jury or non-jury trial and hereby expressly submit to the exclusive jurisdiction of an arbitration tribunal under the auspices of the American Arbitration Association in the Commonwealth of Virginia with such tribunal composed of three arbitrators of which one is selected by each party and the third one selected by the two arbitrators already selected respectively by the parties.

9.	Cooperation. During the term of this Agreement and subsequent to termination of this Agreement, Director agrees that, upon written request of Company, Director will make himself reasonably available, taking into account Director’s other business and personal commitments, to cooperate with Company, its subsidiaries and affiliates and any of their officers, directors, shareholders, or employees in connection with any investigation or review by Company or any federal, state or local regulatory, quasi-regulatory or self- governing authority as any such investigation or review relates to events or occurrences that transpired while Director was on the Board and in respect of which Director has knowledge (collectively, “Cooperate” or “Cooperation”). Director’s Cooperation shall include but not be limited to being reasonably available to meet with officers or employees of Company and/or Company’s counsel at mutually convenient times and locations, executing accurate and truthful documents and taking such other actions as may reasonably be requested by Company and/or Company’s counsel to effectuate the foregoing.

10.	Indemnification. The Company agrees to indemnify the Director for Director’s activities as a member of the Board as set forth in the indemnification addendum attached hereto as Exhibit A.

11.	Entire Agreement. This Agreement is intended to be the final, complete, and exclusive statements of the terms of Director’s position as a member of the Board of the Company. This Agreement entirely supersedes and may not be contradicted by evidence of any prior or contemporaneous statements or agreements pertaining to Director’s relationship with Company.

12.	Amendments; Waivers. This Agreement may not be amended except by a writing signed by Director and by a duly authorized representative of the Company other than Director. Failure to exercise any right under this Agreement shall not constitute a waiver of such right.

13.	Assignment. Director agrees that Director will not assign any rights or obligations under this Agreement. Nothing in this Agreement shall prevent the consolidation, merger, or sale of Company or a sale of all or substantially all of its assets.

14.	Severability. If any provision of this Agreement shall be held by a court or arbitrator to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision is declared by a court or arbitrator of competent jurisdiction to exceed the maximum time period or scope that such court or arbitrator deems enforceable, then such court or arbitrator shall reduce the time period or scope to the maximum time period or scope permitted by law.

15.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

16.	Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Captions are used for reference purposes only and should be ignored in the interpretation of the Agreement.

17.	Binding Agreement. Each party represents and warrants to the other that the person(s) signing this Agreement has the requisite authority. This Agreement will legally bind the Company and the Director.

18.	Director’s Acknowledgment. Director acknowledges that Director has had the opportunity to consult legal counsel concerning this Agreement, that Director has read and understands the Agreement, that Director is fully aware of its legal effect, and that Director has entered into this Agreement freely, based on Director’s own judgment and not on any representations or promises other than those contained in this Agreement.

19.	Notices. Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested, or via electronic mail to the Parties at their known address and e-mail address.

20.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, this Board of Directors Agreement is executed as of the date first referenced above.

[Signature page follows]

SYSOREX, INC.		DIRECTOR:

By:	/s/ Wayne Wasserberg	By:	/s/ William Stilley
Name:	Wayne Wasserberg	Name:	William Stilley
Title:	Chief Executive Officer

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